EXHIBIT 99.1

Front Range Capital Corporation Reports Election of Seven Directors

PRESS RELEASE Contact: Alice Voss, Chief Financial Officer

FOR IMMEDIATE RELEASE (303) 926-0300

Louisville, CO — August 30, 2004. Front Range Capital Corporation (AMEX: FNG.Pr), the parent company of Heritage Bank (the “Bank”), today reports that on August 24, 2004, shareholders elected the following seven directors to its Board of Directors: William A. Mitchell, Jr., Claudia A. Beauprez, Victor Fruehauf, William G. Hofgard, W. Bruce Joss, Edwin S. Kanemoto and Robert W. Lathrop.

The Company also announced that the Company’s total assets were approximately $400,000,000 and total loans were approximately $289,000,000 on August 24, 2004, up from $391,411,818 and $281,758,697, respectively, on June 30, 2004.

In addition to the historical information contained herein, this press release could contain certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially from those suggested by such forward-looking statements.

As of July 2004, Front Range Capital Corporation and Heritage Bank are headquartered in new administrative offices in Broomfield, Colorado, southeast of Boulder along the Denver-Boulder business corridor. Heritage Bank has 12 full-service branches in the Denver-Boulder metropolitan area and plans to open one new branch late in 2004 in Firestone, Colorado, and potentially a 14th branch in 2005-2006. Although the Company continues to evaluate other branch locations along Colorado’s front range area, no other branches are definite at this point.

The Bank also offers investment services through its investment division, Heritage Investments, and mortgage loans through its mortgage division, Heritage Bank Mortgage Division. Along with its subsidiary business trust, Front Range Capital Trust I (the “Trust”), the Company registered with the SEC the Trust’s 11% Cumulative Preferred Securities which are guaranteed by the Company. The Trust Preferred Securities are listed on the American Stock Exchange. The Company’s common and preferred stock are not publicly traded or registered with the SEC.